	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FTI Consulting, Inc.
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ACQUIRES TENCO GROUP

SEGUIN, Texas, October 19, 2011 - Alamo Group Inc. (NYSE: ALG) announced that effective yesterday it has acquired substantially all of the assets and business of Tenco Group Inc. and its subsidiaries. (“Tenco”), a Canadian based manufacturer and distributor of snow and ice removal equipment, for approximately CDN $6 million in cash, plus the assumption of certain specified liabilities and subject to post closing adjustments.

Tenco's principal markets are in Canada and the United States with operations in both countries. Tenco's sales for their most recent fiscal year ending March 31, 2011 were approximately CDN $35 million. Tenco's Canadian operations had been operating under Receivership Orders from the Quebec Superior Court since July 25, 2011, and this acquisition was approved by the Court on October 17, 2011.

Ron Robinson, Alamo Group's President and Chief Executive Officer commented, “This is an excellent opportunity for us to expand our presence in snow removal equipment in North America, as Tenco complements and broadens our current range of Henke products in this sector. They have strong brand recognition that will enhance Alamo's overall presence, particularly in Canada and the northeastern United States. Tenco's business is in-line with our acquisition strategy and we believe it will be accretive to Alamo's 2012 results.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related aftermarket parts and services. The Company, founded in 1969, had approximately 2,400 employees and operates eighteen plants in North America and Europe as of September 30, 2011. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

ALAMO GROUP ACQUIRES TENCO GROUP

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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